                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._____)*


                            Airspan Networks, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  00950H 10 2
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)


                                 Page 1 of 27
                           Exhibit Index on Page 23

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen Fund V L.P. ("SR V")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   1,751,085 shares, except that SRB Associates V L.P.
     NUMBER OF            ("SRB V") the general partner of SR V, may be deemed
                          to have sole power to vote these shares, and Jon W.
                          Bayless ("Bayless"), Stephen L. Domenik ("Domenik"),
                          Stephen M. Dow ("Dow"), John V. Jaggers ("Jaggers"),
                          Charles H. Phipps ("Phipps") and Jennifer Gill Roberts
                          ("Roberts"), the general partners of SRB V, may be
                          deemed to have shared power to vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   1,751,085 shares, except that SRB V, the general
    REPORTING             partner of SR V, may be deemed have sole power to
                          vote these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB V,
                          may be deemed to have shared power to dispose of these
                          shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,751,085
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen V Affiliates Fund L.P. ("SR V A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   74,864 shares, except that SRB V, the general partner
     NUMBER OF            of SR V A, may be deemed to have sole power to vote
                          these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB V, may
                          be deemed to have shared power to vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   74,864 shares, except that SRB V, the general partner
    REPORTING             of SR V A, may be deemed to have sole power to vote
                          these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partner of SRB V, may
                          be deemed to have shared power to dispose of these
                          shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      74,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      .2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Affiliates Fund L.P. ("SRB V")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   1,825,949 shares, of which 1,751,085 are directly
     NUMBER OF            owned by SR V and 74,864 are directly owned by SR V
                          A. SRB V, the general partner of SR V and SR V A,
                          may be deemed to have sole power to dispose of these
                          shares, and Bayless, Domenik, Dow, Jaggers, Phipps
                          and Roberts, the general partners of SRB V, may be
                          deemed to have shared power to vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   1,825,949 shares, of which 1,751,085 are directly
    REPORTING             owned by SR V and 74,864 are directly owned by SR V
                          A. SRB V, the general partner of SR V and SR V A,
                          may be deemed to have sole power to dispose of these
                          shares, and Bayless, Domenik, Dow, Jaggers, Phipps
                          and Roberts, the general partners of SRB V, may be
                          deemed to have shared power to dispose of these
                          shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,825,949
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   I.R.S. IDENTIFICATION No. OF ABOVE PERSONS

      Sevin Rosen Fund VI L.P. ("SR VI")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   1,070,188 shares, except that SRB Associates VI L.P.
     NUMBER OF            ("SRB VI"), the general partner of SR VI, may be
                          Deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen L. Domenik
                          ("Domenik"), Stephen M Dow ("Dow"), John V. Jaggers
                          ("Jaggers"), Charles H. Phipps ("Phipps") and
                          Jennifer Gill Roberts ("Roberts"), general partners
                          of SRB VI, may be deemed to have shared power to
                          vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   1,070,188 shares, except that SRB VI, the general
    REPORTING             partner of SR VI, may be deemed to have sole power
                          to vote these shares, and Bayless, Domenik, Dow,
                          Jaggers, Phipps and Roberts, the general partners of
                          SRB VI, may be deemed to have shared power to dispose
                          of these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 6.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,070,188
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      3.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen VI Affiliates Fund L.P. ("SR VI A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            84,276 shares, except that SRB VI, the general
                          partner of SR VI A, may be deemed to have sole power
                          to vote these shares, and Bayless, Domenik, Dow,
                          Jaggers, Phipps and Roberts, the general partners of
                          SRB VI, may be deemed to have shared power to vote
                          these shares.
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             84,276 shares, except that SRB VI, the general
                          partner of SR VI, may be deemed to have sole power
                          to vote these shares, and Bayless, Domenik, Dow,
                          Jaggers, Phipps and Roberts, the general partners of
                          SRB VI, may be deemed to have shared power to
                          dispose of these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      84,276
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      .2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates VI L.P. ("SRB VI").
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,154,464 shares, of which 1,070,188 are directly
                          owned by SR VI and 84,276 are directly owned by SR
                          VI A. SRB VI, the general partner of SR VI and SR VI
                          A, may be deemed to have sole power to vote these
                          shares, and Bayless, Domenik, Dow, Jaggers, Phipps
                          and Roberts, the general partners of SRB VI, may be
                          deemed to have shared power to vote these shares.
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             1,154,464 shares, of which 1,070,188 are directly
                          owned by SR VI and 84,276 are directly owned by SR
                          VI A. SRB VI, the general partner of SR VI and SR VI
                          A, may be deemed to have sole power to dispose of
                          these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB VI,
                          may be deemed to have shared power to dispose of
                          these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,154,464
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      3.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jon W. Bayless ("Bayless")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares,
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Bayless is a general
                          partner of both SRB V, the general partner of SR V
                          and SR V A, and SRB VI, the general partner of SR VI
                          and SR VI A, and may be deemed to have shared power
                          to vote these shares.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Bayless is a general
                          partner of both SRB V, the general partner of SR V
                          and SR V A, and SRB VI, the general partner of SR VI
                          and SR VI A, and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,980,413
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      8.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen L. Domenik ("Domenik")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares,
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Domenik is a general
                          partner of both SRB V, the general partner of SR V
                          and SR V A, and SRB VI, the general partner of SR VI
                          and SR VI A, and may be deemed to have shared power
                          to vote these shares.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Domenik is a general
                          partner of both SRB V, the general partner of SR V
                          and SR V A, and SRB VI, the general partner of SR VI
                          and SR VI A, and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,980,413
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      8.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen M. Dow ("Dow")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
     OWNED BY             1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Dow is a general partner of
                          both SRB V, the general partner of SR V and SR V A,
                          and SRB VI, the general partner of SR VI and SR VI A,
                          and may be deemed to have shared power to vote these
                          shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Dow is a general partner of
                          both SRB V, the general partner of SR V and SR V A,
                          and SRB VI, the general partner of SR VI and SR VI A,
                          and may be deemed to have shared power to dispose of
                          these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,980,413
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John V. Jaggers ("Jaggers")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
     OWNED BY             1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Jaggers is a general
                          partner of both SRB V, the general partner of SR V and
                          SR V A, and SRB VI, the general partner of SR VI and
                          SR VI A, and may be deemed to have shared power to
                          vote these shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Jaggers is a general
                          partner of both SRB V, the general partner of SR V and
                          SR V A, and SRB VI, the general partner of SR VI and
                          SR VI A, and may be deemed to have shared power to
                          dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,980,413
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles H. Phipps ("Phipps")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
     OWNED BY             1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Phipps is a general partner
                          of both SRB V, the general partner of SR V and SR V A,
                          and SRB VI, the general partner of SR VI and SR VI A,
                          and may be deemed to have shared power to vote these
                          shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          direcltly owned by SR VI A. Phipps is a general
                          partner of both SRB V, the general partner of SR V and
                          SR V A, and SRB VI, the general partner of SR VI and
                          SR VI A, and may be deemed to have shared power to
                          dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,980,413
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jennifer Gill Roberts ("Roberts")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
     OWNED BY             1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI. Roberts is a general partner
                          of both SRB V, the general partner of SR V and SR V A,
                          and SRB VI, the general partner of SR VI and SR VI A,
                          and may be deemed to have shared power to vote these
                          shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   2,980,413 shares, of which 1,751,085 are directly
                          owned by SR V, 74,864 are directly owned by SR V A,
                          1,070,188 are directly owned by SR VI and 84,276 are
                          directly owned by SR VI A. Roberts is a general
                          partner of both SRB V, the general partner of SR V and
                          SR V A, and SRB VI, the general partner of SR VI and
                          SR VI A, and may be deemed to have shared power to
                          dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,980,413
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER
            --------------

            Airspan Networks, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            13450 West Sunrise Blvd
            Sunrise
            Florida 33323

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------


            This Statement is filed by Sevin Rosen Fund V L.P., a Delaware limited partnership ("SR V"); Sevin Rosen V Affiliates Fund L.P., a Delaware limited partnership ("SR V A"); SRB Associates V L.P., a Delaware limited partnership ("SRB V"); Sevin Rosen Fund VI L.P., a Delaware limited partnership ("SR VI"); Sevin Rosen VI Affiliates Fund L.P., a Delaware limited partnership ("SR VI A"); SRB Associates VI, L.P., a Delaware limited partnership ("SRB VI"); Jon
            W. Bayless ("Bayless"); Stephen L. Domenik ("Domenik"); Stephen M. Dow ("Dow"); John V. Jaggers ("Jaggers"); Charles H. Phipps ("Phipps"); and Jennifer Gill Roberts ("Roberts"), the general partners of SRB V and SRB VI. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR V and SR V A. Bayless, Domenik, Dow, Jaggers, Phipps, and Roberts are general partners of SRB V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR V and SR V A.

            SRB VI, the general partner of SR VI and SR VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR VI and SR VI A. Bayless, Domenik, Dow, Jaggers, Phipps, and Roberts are general partners of SRB VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR VI and SR VI A.



ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Sevin Rosen Funds
            Two Galleria Tower
            13455 Noel Rd.
            Suite 1670
            Dallas, Texas 75240

ITEM 2(C)   CITIZENSHIP
            -----------

            SRB V, SR V, SR V A, SRB VI, SR VI and SR VI A are Delaware limited partnerships. Bayless, Domenik, Dow, Jaggers, Phipps, and Roberts are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------


         Common Stock
         CUSIP # 00950H 10 2

ITEM 3.  Not Applicable
         --------------

ITEM 4.  OWNERSHIP
         ---------


         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

         (a)   Amount beneficially owned:
               -------------------------

               See Row 9 of cover page for each Reporting Person.

         (b)   Percent of Class:
               ----------------

               See Row 11 of cover page for each Reporting Person.

         (c)   Number of shares as to which such person has:
               --------------------------------------------

               (i)  Sole power to vote or to direct the vote:
                    ----------------------------------------

                    See Row 5 of cover page for each Reporting Person.

              (ii)  Shared power to vote or to direct the vote:
                    ------------------------------------------

                    See Row 6 of cover page for each Reporting Person.

             (iii)  Sole power to dispose or to direct the disposition of:
                    -----------------------------------------------------

                    See Row 7 of cover page for each Reporting Person.

              (iv)  Shared power to dispose or to direct the disposition of:
                    -------------------------------------------------------

                    See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Under certain circumstances set forth in the limited partnership agreements of SRB V, SR V, SR V A, SRB VI, SR VI and SR VI A, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or stockholder.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         --------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ---------------------------------------------------------

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable

ITEM 10. CERTIFICATION.
         -------------

         Not applicable

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


SEVIN ROSEN FUND V L.P.             /s/ John V. Jaggers
                                    ------------------------------------------
By SRB ASSOCIATES V L.P.,           Signature
Its General Partner
                                    John V. Jaggers
                                    General Partner


SEVIN ROSEN V AFFILIATES FUND L.P.  /s/ John V. Jaggers
                                    -------------------------------------------
By SRB ASSOCIATES V L.P.,           Signature
Its General Partner
                                    John V. Jaggers
                                    General Partner


SRB ASSOCIATES V L.P.               /s/ John V. Jaggers
                                    --------------------------------------------
                                    Signature

                                    John V. Jaggers
                                    General Partner


SEVIN ROSEN FUND VI L.P.            /s/ John V. Jaggers
                                    --------------------------------------------
By SRB ASSOCIATES VI L.P.,          Signature
Its General Partner

                                    John V. Jaggers
                                    General Partner


SEVIN ROSEN VI AFFILIATES FUND L.P. /s/ John V. Jaggers
                                    --------------------------------------------
By SRB ASSOCIATES VI L.P.,          Signature
Its General Partner

                                    John V. Jaggers
                                    General Partner

SRB ASSOCIATES VI L.P.              /s/ John V. Jaggers
                                    --------------------------------------------
                                    Signature

                                    John V. Jaggers
                                    General Partner


JON W. BAYLESS                      /s/ John V. Jaggers
                                    --------------------------------------------
                                    Signature

                                    John V. Jaggers
                                    Attorney-In-Fact


STEPHEN M. DOW                      /s/ John V. Jaggers
                                    --------------------------------------------
                                    Signature

                                    John V. Jaggers
                                    Attorney-In-Fact


STEPHEN L. DOMENIK                  /s/ John V. Jaggers
                                    --------------------------------------------
                                    Signature

                                    John V. Jaggers
                                    Attorney-In-Fact


JOHN V. JAGGERS                     /s/ John V. Jaggers
                                    --------------------------------------------
                                    Signature


CHARLES H. PHIPPS                  /s/ John V. Jaggers
                                   ---------------------------------------------
                                   Signature


                                   John V. Jaggers
                                   Attorney-In-Fact

JENNIFER GILL ROBERTS              /s/ John V. Jaggers
                                   ---------------------------------------------
                                   Signature

                                   John V. Jaggers
                                   Attorney-In-Fact

                                 EXHIBIT INDEX
                                 -------------

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  21

Exhibit B: Reference to John Jaggers as Attorney-In-Fact               24